Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Matthew Shepherd
404-759-0012
mshepherd@netbank.com

NetBank, Inc. Continues Strategic Reorganization
With Disposition of Meritage Mortgage and Beacon Credit Services

Company Exits Non-Conforming Mortgage and RV, Boat and Aircraft Financing Businesses;
Actions Will Result in Immediate, Meaningful Improvement to Operating Performance

ATLANTA — (November 6, 2006) — NetBank, Inc. (NASDAQ: NTBK), parent company of NetBank® (www.netbank.com) and a leading mortgage lender, today announced the company completed two separate transactions that effectively end its non-conforming mortgage and RV, boat and aircraft financing operations: 1) The company executed a personnel placement agreement with Lime Financial Services in Portland, Oregon, whereby Lime Financial Services will extend employment offers to the majority of the company’s non-conforming mortgage sales force and a smaller but significant number of the operations support staff by November 15, 2006; and 2) A sale of select assets to members of the senior management team of the company’s RV, boat and aircraft financing operation.

The company did not receive any material financial or other considerations under the agreements, but management viewed them as a positive since they allowed the company to mitigate substantial severance and shutdown costs that the company would likely have incurred otherwise. Since the agreements did not cover the full scope of the operations, the company still has personnel and other commitments to address to fully exit both lines of business. Management currently expects to record pre-tax expense of $6.0 million to $7.5 million in the fourth quarter to cover those remaining obligations. The company had already written off the goodwill related to both businesses.

“Since the beginning of October, we have been working aggressively to refocus the company on its core banking and conforming mortgage competencies,” said Steven F. Herbert, chief executive officer. “We said then that our priorities were to exit or spin off any underperforming or non-core businesses so we could restore the company to profitability as quickly as possible and to improve the company’s overall operating profile. Our decision to exit the non-conforming mortgage and RV, boat and aircraft lending businesses contribute to those goals in a meaningful way, especially when you consider the steepness of the quarterly losses we have been incurring in the non-conforming channel.

“We also committed to protecting capital as much as possible during this process,” Herbert continued. “We were happy to execute the transactions that we did since they saved us real dollars in severance and shutdown costs. But, regardless of the deals, it was critical for us to move quickly on these businesses. The cost of carrying them for another quarter or two would have destroyed more value than we probably could have derived under the best possible transaction circumstances.”

The company’s non-conforming mortgage operations are expected to cease by year-end. Once the transfer of staff to Lime Financial Services is completed, the company will take the necessary steps to end Meritage’s broker relationships and to close any in-process loans. The company’s RV, boat and aircraft financing operations ended with the sale of select assets. Beacon continues operation today as an independent company under ostensibly the same management team.

The company announced its plan to refocus on its banking and conforming mortgage operations along with a change in executive leadership on October 3, 2006. Management has indicated that it intends to exit the lines of business it considers non-core and to make any other related business adjustments by the end of the first quarter of 2007, although it hopes to complete the bulk of the effort by the end of 2006. In addition to the disposition of the non-conforming mortgage and RV, boat and aircraft financing operations announced today, the company sold the majority of its mortgage servicing rights (“MSRs”) at the end of the third quarter. This transaction also benefited the company’s operating profile by reducing the company’s exposure to the earnings volatility associated with MSRs. Additional detail on this transaction can be found within the company’s press releases at www.netbankinc.com. The release is dated October 13, 2006, and titled, “NetBank Sells Majority of Its Mortgage Servicing Rights.”

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets a superior combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

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Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements in this press release include but are not limited to: 1) The severance and shutdown costs related to the closure of the non-conforming mortgage and RV, boat and aircraft financing operation totaling $6.0 to $7.5 million; and 2) Management completing the company’s reorganization efforts by the end of the first quarter of 2007.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The company’s consolidated results of operations and such forward-looking statements could be affected by many factors, including but not limited to: 1) The evolving nature of the market for internet banking and financial services generally; 2) The public’s perception of the internet as a secure, reliable channel for transactions; 3) The success of new products and lines of business considered critical to the company’s long-term strategy, such as small business banking and transaction processing services; 4) Potential difficulties in integrating the company’s operations across its multiple lines of business; 5) The cyclical nature of the mortgage banking industry generally; 6) A possible decline in asset quality; 7) Changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 8) The possible adverse effects of unexpected changes in the interest rate environment; 9) Adverse legal rulings, particularly in the company’s litigation over leases originated by Commercial Money Center, Inc.; and 10) Increased competition and regulatory changes.

Further information relating to these and other factors that may impact the company’s results of operations and such forward-looking statements are disclosed in the company’s filings with the SEC, including under the caption “Item 1. Business—Risks Relating to NetBank’s Business” in its Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.